Exhibit 5.1

Bracewell & Giuliani LLP
1445 Ross Avenue
Suite 3800
Dallas, Texas  75202-2711
(214) 468-3800

November 25, 2008

Pier 1 Imports, Inc.

100 Pier 1 Place

Fort Worth, Texas  76102

Re:                               Pier 1 Imports, Inc. Direct Stock Purchase and Dividend Reinvestment Plan

Ladies and Gentlemen:

We have acted as counsel to Pier 1 Imports, Inc., a Delaware corporation (the “Company”), in connection with the Company’s Registration Statement on Form S-3 (the “Registration Statement”) to be filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), relating to the registration and proposed offer and sale of up to 7,296,777 shares (collectively, the “Shares”) of the Company’s common stock, par value $1.00 per share (the “Common Stock”), pursuant to the terms of the Pier 1 Imports, Inc. Direct Stock Purchase and Dividend Reinvestment Plan (the “Plan”).

We have examined originals, or copies certified or otherwise identified to our satisfaction, of (i) the Registration Statement; (ii) the Plan; and (iii) such other documents as we considered appropriate for purposes of the opinions hereafter expressed.

For the purposes of expressing the opinions hereinafter set forth, we have assumed (i) the genuineness of all signatures and documents; (ii) the authenticity of all documents submitted to us as originals; (iii) the conformity to the originals of all documents submitted to us as copies; (iv) the correctness and accuracy of all facts set forth in the documents referred to in this opinion; (v) the due authorization, execution, and delivery of and the validity and binding effect of all documents; and (vi) that the Registration Statement, and any amendments thereto (including post-effective amendments), have become effective.

Based upon the foregoing and subject to the limitations and assumptions set forth herein, and having due regard for such legal considerations as we deem relevant, we are of the opinion that the Shares, when issued and paid for in accordance with the Plan, and for a consideration at least equal to the par value thereof if issued from the Company’s authorized but unissued shares, will be validly issued, fully paid and nonassessable.

Our opinions herein are limited in all respects to the laws of the State of Texas and the General Corporation Law of the State of Delaware, which include those statutory provisions as well as all applicable provisions of the Delaware Constitution, and the reported judicial decisions interpreting such laws, and the federal laws of the United States of America, and we do not express any opinion as to the applicability of or the effect thereon of the laws of any other jurisdiction.  We express no opinion as to any matter other than as set forth herein, and no opinion may be inferred or implied herefrom.  The opinions expressed herein are given as of the date hereof, and we undertake no, and hereby disclaim any, obligation to advise you of any change in any matter set forth herein.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.  By giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission issued thereunder.

Very truly yours,

/s/ BRACEWELL & GIULIANI LLP